Exhibit 23.1

Consent of Ernst and Young LLP

Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Ellipse Technologies, Inc. 2015 Incentive Award Plan of our reports dated February 11, 2016 with respect to the consolidated financial statements and schedule of NuVasive, Inc. and the effectiveness of internal control over financial reporting of NuVasive, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

February 11, 2016